Exhibit 99.1

GT Advanced Technologies Inc. Announces Second Quarter Fiscal Year 2012 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--November 7, 2011--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for its second quarter of fiscal year 2012, which ended October 1, 2011.

Second quarter of fiscal 2012 revenue totaled $217.7 million, compared to $231.1 million in the first quarter of fiscal 2012 and $229.3 million in the second quarter of fiscal 2011. Revenue by business segment for the second quarter of fiscal 2012 was $98.0 million in polysilicon, $111.2 million in photovoltaic (PV), and $8.5 million in the sapphire segment. All of the sapphire segment revenue was for sapphire materials.

Revenue for the first six months of fiscal 2012 was $448.8 million, approximately 23% growth over the $364.5 million of revenue for the first six months of fiscal 2011.

Gross profit for the second quarter of fiscal 2012 totaled $95.1 million, or 43.7 percent of revenue, compared to $113.4 million, or 49.1 percent of revenue in the first quarter of fiscal 2012 and $93.1 million, or 40.6 percent of revenue for the second quarter of fiscal 2011.

Gross profit for the first six months of fiscal 2012 was $208.5 million or 46.5% of revenue, compared to $139.0 million or 38.2% of revenue for the first six months of fiscal 2011.

Operating margin for the second quarter of fiscal 2012 was 24.7 percent of revenue, compared to 34.0 percent in the first quarter of fiscal 2012 and 29.9 percent in the second quarter of fiscal 2011.

Operating margin for the first six months of fiscal 2012 was 29.5 percent of revenue, compared to 26.3 percent for the first six months of fiscal 2011.

The company had net income of $36.9 million in the second quarter of fiscal 2012, compared to $52.1 million in the first quarter of fiscal 2012 and $42.8 million for the second quarter of fiscal 2011. Earnings per share in the second quarter of fiscal 2012 on a fully-diluted basis was $0.29 compared to $0.41 for the first quarter of fiscal 2012 and $0.28 for the second quarter of fiscal 2011.

For the first six months of fiscal 2012, net income was $89.0 million compared to $59.3 million for the first six months of fiscal 2011. Earnings per share for the first six months of fiscal 2012 on a fully-diluted basis was $0.69 representing 73% growth over the $0.40 for the first six months of fiscal 2011.

Cash, cash equivalents and restricted cash was $494.0 million at the end of the second quarter of fiscal 2012 which included $10.2 million of restricted cash and reflects the use of approximately $61 million of cash for the Confluence Solar acquisition completed in August 2011. This compares to $473.4 million of cash and cash equivalents at the end of the first quarter of fiscal 2012 and $294.2 million of cash and cash equivalents, restricted cash and short term investments at the end of the second quarter of fiscal 2011 which included $34.5 million of restricted cash.

In addition, the company had debt of $90.9 million at the end of the second quarter of fiscal 2012, compared to $95.6 million at the end of the first quarter of fiscal 2012 and zero debt at the end of the second quarter of fiscal 2011.

As of October 1, 2011, the company’s backlog was $2.1 billion. This included $918.6 million in the polysilicon segment, $247.2 million in the PV segment and $955.0 million in the sapphire segment. Included in the total backlog was $460.8 million of deferred revenue.

New orders for the second quarter were $65.4 million and included $51.0 million of polysilicon orders, $3.4 million of PV orders and $11.0 million in sapphire orders. The company had $27.0 million of adjustments to backlog resulting in net orders of $38.4 million for the second quarter of fiscal 2012.

Management Commentary

“We are pleased to report solid financial performance in the second quarter with revenue and earnings above our guidance and gross margin expansion over the prior year,” said Tom Gutierrez, president and chief executive officer. “We continued to generate strong cash flow from operations and strengthened our balance sheet, while continuing our investments to extend GT’s technology leadership in the polysilicon, PV and sapphire businesses.

“Business activity in our polysilicon segment was robust in the second quarter with bookings by OCI, one of the top polysilicon producers in the world, as well as an engineering services contract with an incumbent polysilicon producer,” continued Gutierrez. “In our sapphire business there were successful ASF start-ups at Saifei and HTOT. In addition, we completed a blind study with a third-party wafer manufacturer that demonstrated the sapphire produced by our ASF system is of the highest quality in the industry.”

Gutierrez concluded, “On the PV side of the business, the industry downturn is more severe than most expected and as a result we now expect to see additional push outs of PV deliveries into FY13. Although we believe our sapphire and polysilicon equipment revenues will strengthen this fiscal year and that we will maintain our leading PV market share, we are adjusting our guidance range to reflect conditions in the PV industry.”

Business Outlook

The company revised its fiscal 2012 guidance for revenue in the range of $950 million to $1.05 billion, from its previous range of $1.0 billion to $1.1 billion, and fully diluted earnings per share to a range of $1.45 to $1.65 from its previous range of $1.50 to $1.80 based on estimated weighted average diluted shares outstanding of approximately 131 million. The company maintained its gross margin guidance range of 43 percent to 45 percent.

The company will provide additional details on its business outlook during its live webcasted conference call on Tuesday morning pre-market opening. See details below.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website in the “Featured Documents” section and the “Q2 FY12 Earnings Call” webcast page. To access: http://investor.gtsolar.com.

Conference Call, Webcast

Tomorrow morning, Tuesday, November 8, 2011, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.831.6270 for callers in the United States and Canada and 617.213.8858 for international callers. The telephone passcode is GTAT.

A replay of the call will be available through February 6, 2012. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617 801.6888 for international callers. The telephone replay passcode is 99161343.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a global provider of polysilicon production technology and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Forward-Looking Statements

Some of the information in this press release are “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the company’s estimates for future periods with respect to revenue, earnings per share, gross margins and other financial information our operations, the severity of the downturn in the PV business, pushing out of PV deliveries into FY13, regarding maintaining a leading PV market share, our ability to achieve our FY12 guidance and our ability to achieve continued growth in FY13 and beyond. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our second fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal 2012 first quarter filed on August 5, 2011. Statements in this press release should be evaluated in light of these important factors. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Advanced Technologies Inc. Condensed Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)
	October 1,	April 2,
	2011	2011

Assets
Current assets:
Cash and cash equivalents	$483,764	$362,749
Restricted cash	10,220	-
Accounts receivable, net	68,100	87,134
Inventories	156,491	127,572
Deferred costs	159,776	125,805
Vendor advances	34,890	20,044
Deferred income taxes	57,699	62,539
Refundable income taxes	1,516	21,780
Prepaid expenses and other current assets	15,767	17,114
Total current assets	988,223	824,737

Property, plant and equipment, net	75,012	54,441
Other assets	18,578	9,930
Intangible assets, net	91,725	22,705
Deferred cost	87,332	129,301
Goodwill	116,109	85,178
Total assets	$1,376,979	$1,126,292
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$18,750	$18,750
Accounts payable	51,701	63,401
Accrued expenses	35,441	39,987
Contingent consideration	17,188	4,837
Customer deposits	300,781	144,429
Deferred revenue	292,934	247,495
Accrued income taxes	16,085	23,014
Total current liabilities	732,880	541,913

Long-term debt	72,188	101,563
Deferred income taxes	59,426	59,080
Deferred revenue	167,886	198,022
Contingent consideration	6,061	6,391
Other non-current liabilities	12,725	817
Accrued income taxes	20,428	16,566
Total liabilities	1,071,594	924,352

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000 shares authorized, 127,135 and 125,683 shares issued and outstanding as of October 1, 2011 and April 2, 2011, respectively	1,271	1,257
Additional paid-in capital	137,498	123,338
Accumulated other comprehensive loss	(2,565)	(2,852)
Retained earnings	169,181	80,197
Total stockholders' equity	305,385	201,940
Total liabilities and stockholders' equity	$1,376,979	$1,126,292

GT Advanced Technologies Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Revenue	$217,691	$229,293	$448,787	$364,459
Cost of revenue	122,606	136,168	240,313	225,411
Gross profit	95,085	93,125	208,474	139,048
Operating expenses:
Research and development	10,008	5,290	21,280	9,037
Selling and marketing	7,114	5,328	13,267	9,039
General and administrative	22,369	12,999	38,577	23,587
Amortization of intangible assets	1,760	866	2,830	1,657
Total operating expenses	41,251	24,483	75,954	43,320
Income from operations	53,834	68,642	132,520	95,728
Other income (expense):
Interest income	136	197	227	360
Interest expense	(1,842)	(413)	(5,354)	(582)
Other, net	151	(900)	74	(686)
Income before income taxes	52,279	67,526	127,467	94,820
Provision for income taxes	15,364	24,747	38,483	35,543
Net income	$36,915	$42,779	$88,984	$59,277
Net income per share:
Basic	$0.29	$0.29	$0.70	$0.40
Diluted	$0.29	$0.28	$0.69	$0.40
Weighted-average number of shares used in per share calculations:
Basic	126,734	148,835	126,330	146,406
Diluted	129,075	150,845	128,870	148,261

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtat.com